Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Fiscal Fourth Quarter and Year End Results

Vancouver, WA – May 7, 2012 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported a net loss of $12.8 million, or $0.57 per share, in its fourth fiscal quarter ended March 31, 2012, compared to a net loss of $16.6 million, or $0.74 per share in the preceding quarter and net income of $854,000, or $0.04 per share, in its fourth fiscal quarter a year ago. The Company’s financial results were impacted by the previously announced increase in the provision for loan losses of $14.3 million during the fourth fiscal quarter of 2012.

For the fiscal year, Riverview reported a net loss of $28.5 million, or $1.28 per share, compared to net income of $4.3 million, or $0.24 per share, for fiscal year 2011. Riverview’s fiscal year 2012 results include a deferred tax asset valuation allowance of $15.7 million. The valuation allowance represents a non-cash accounting entry that may be reversed in future periods if, among other considerations, the Company returns to sustained profitability. Reversals of this allowance would increase Riverview’s net income in these future periods.

“For the second consecutive quarter we have significantly increased our loan loss provision in an effort to position Riverview for recovery in an economy that remains sluggish,” said Pat Sheaffer, Chairman and CEO. “We continue to focus on strengthening the Bank and working diligently, side by side with our clients on problem assets. Riverview remains an important economic participant as one of the few community banks in the region and the only community bank headquartered in Clark County.”

Credit Quality

Riverview recorded a $14.3 million provision for loan losses in the fourth quarter of fiscal year 2012, compared to $8.1 million in the preceding quarter and $500,000 in the fourth quarter of fiscal year 2011. The increase in the provision for loan losses was the result of recently updated appraisals received on several properties as well as the Company’s ongoing internal loan reviews. The allowance for loan losses was $18.6 million at March 31, 2012, representing 2.71% of total loans and 41.27% of non-performing loans (NPLs). NPLs increased to $45.0 million, or 6.56% of total loans at March 31, 2012, compared to $32.0 million, or 4.61% of total loans at December 31, 2011 and $12.3 million, or 1.79% of total loans, a year ago.

 “Maintaining our capital levels for safety and growth as well as identifying problem credits remain our top priorities,” said Ron Wysaske, President and COO. “We continue to aggressively make progress in these areas and our REO balances are steadily being reduced.”

Riverview’s real estate owned (REO) decreased $1.9 million during the quarter to $18.7 million at March 31, 2012 compared to $20.7 million three months earlier and $27.6 million a year ago. REO sales during the quarter totaled $4.9 million, with write-downs of $934,000 and additions of $3.9 million. Riverview currently has several additional properties under sales contracts, including a $2.2 million land development property that was sold in April 2012 after the close of the fiscal year for a $144,000 loss.

The Company has seen an increase in sales activity for building lots in recent months. Since the end of the last quarter, the Company has sold a total of $5.0 million in building lots, including the recent sale in April 2012. The Company also has an additional $5.5 million in building lots under contract with expected sales dates in the first fiscal quarter ended June 30, 2012.

Home builders in the area have also noted this increased demand for single-family homes. Data through April 2012 showed that the number of building permits for single-family homes in Vancouver has tripled compared to the same

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

four month period in prior year. In March 2012, the number of closed home sales also increased 25 percent compared to February 2012 and 5.6 percent compared to March 2011. “We are encouraged by this increase in sales activity,” said Wysaske. “This increased activity has allowed us to continue to reduce our land development and speculative construction portfolios.”

The Company currently has identified 37% of the land development portfolio as impaired and has charged down these loans to their estimated fair value, less selling costs, based on updated appraisals. Additionally, the Company currently has a $3.8 million allowance on its outstanding land development portfolio. The Company has identified 71% of the speculative construction portfolio as impaired and has charged down these loans to their estimated fair value, less selling costs, based on updated appraisals.

Net charge-offs in the fourth quarter of fiscal 2012 totaled $11.6 million, compared to $6.8 million in the third quarter of fiscal 2012 and $3.0 million in the fourth quarter a year ago. The increase was due partially to the charge-off of specific valuation allowances established by the Company in prior quarters. During the fourth quarter of fiscal 2012, the Company charged-off an additional $5.0 million of loans that the Company had reserved for at December 31, 2011. For the year, net charge-offs were $22.5 million compared to $11.7 million for fiscal 2011.

During the fourth quarter of fiscal 2012, the Company received updated appraisals on over 40% of its impaired loans (41% of its nonaccrual loans). The Company has received appraisals on all of its nonaccrual loans that are supported by real estate in the last twelve months.

Non-performing assets were $63.8 million at March 31, 2012 compared to $52.7 million in the preceding quarter and $39.9 million a year ago. At March 31, 2012, Riverview’s non-performing assets were 7.42% of total assets, compared to 6.11% at the end of the preceding quarter and 4.65% a year ago.

Balance Sheet Review

“As expected, loan balances declined further in the fourth fiscal quarter as we continued planned reduction in land loans, as well as other nonperforming loans,” said Wysaske. “In addition, demand for new loans continued to be modest in this challenging lending environment.”  Net loans totaled $668.1 million at March 31, 2012 compared to $678.6 million at December 31, 2011 and $672.6 million a year ago. New loan production during the past year was concentrated primarily in single-family residential mortgages and small-business commercial loans.

As with the preceding quarter, Riverview continued reducing its exposure to land development and speculative construction loans. The balance of these portfolios was $49.6 million at March 31, 2012 compared to $58.5 million at December 31, 2011 and $75.1 million a year ago. Speculative construction loans totaled $10.8 million, and land development loans $38.9 million, representing a combined total of 7.2% of the total loan portfolio at March 31, 2012.

The commercial real estate (“CRE”) loan portfolio totaled $354.9 million as of March 31, 2012, of which 29.2% was owner-occupied and 70.8% was investor-owned. At March 31, 2012, the CRE portfolio contained nine loans totaling $14.8 million that were nonperforming, representing 4.2% of the total CRE portfolio and 32.9% of total nonperforming loans.

“We are encouraged by the success we are having in adding interest bearing and non-interest bearing checking accounts, which is allowing us to reduce our percentage of higher cost certificates of deposit,” said Wysaske. “As a result, interest bearing checking deposits and non-interest bearing checking deposits increased 38% and 14%, respectively, compared to a year ago, and 100% of this organic growth was generated from our existing seventeen branch network.”

Total deposits increased $9.4 million during the quarter and $27.9 million during the year to $744.5 million at March 31, 2012. Total deposits were $735.0 million at December 31, 2011 and $716.5 million a year ago. Core deposits, which include checking accounts, savings accounts, money market deposit accounts and retail CDs, increased $36.1 million to $688.6 million at March 31, 2012 compared to $652.5 million a year ago, and comprised 92.5% of total deposits.

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

Net Interest Margin

Riverview’s net interest margin was 4.12% for the fourth fiscal quarter compared to 4.21% for the preceding quarter and 4.71% for the fourth fiscal quarter a year ago. The decrease was primarily due to the reversal of interest income on loans that were placed on non-accrual status during the quarter. The reversal of interest on non-accrual loans decreased the net interest margin by 18 basis points during the fourth quarter. The cost of interest bearing deposits was 0.59% during the current quarter, a decrease of eight basis points from the preceding quarter and a decrease of 29 basis points from the fourth quarter a year ago. For the year, the net interest margin was 4.33% compared to 4.64% for fiscal 2011.

Income Statement

Net interest income was $8.0 million in the fourth fiscal quarter, compared to $8.4 million in the preceding quarter and $8.7 million in the fourth quarter a year ago. The decline in net interest income was due to the reversal of approximately $334,000 of interest income on non-accrual loans and the continued pressure on loan yields as a result of the low interest rate environment. Total net interest income plus non-interest income was $9.6 million in the fourth fiscal quarter compared to $9.9 million in the preceding quarter and $10.4 million in the fourth quarter a year ago. Non-interest income was $1.6 million in the fourth fiscal quarter compared to $1.5 million in the preceding quarter and $1.7 million in the fourth fiscal quarter a year ago.

Fee income for Riverview Asset Management Corp. (“RAMCorp”), a trust company subsidiary of the Bank, increased to $604,000 during the fourth quarter compared to $568,000 in the preceding quarter and $546,000 in the fourth quarter a year ago. For fiscal year 2012, RAMCorp’s fee income increased 13.9% to $2.4 million compared to $2.1 million a year ago, while assets under management increased 9.6% to $359.6 million at March 31, 2012 compared to $328.1 million a year earlier.

Non-interest expense decreased to $8.2 million in the fourth fiscal quarter compared to $10.2 million in the preceding quarter. The improvement was due to a reduction in write-downs of REO properties compared to the December quarter.  Non-interest expense was $8.6 million in the fourth quarter a year ago.  In fiscal 2012, non-interest expense was $34.4 million compared to $31.5 million in fiscal 2011.

During the third quarter of fiscal 2012 the Company established a valuation allowance against its deferred tax asset. During the quarter ended March 31, 2012, the Company increased its valuation allowance $4.7 million to $15.7 million as a result of the Company’s quarterly net loss. Management will review the deferred tax asset on a quarterly basis to determine the appropriate valuation allowance, if needed. Any future reversals of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase its after tax net income in the period of reversal.

Capital and Liquidity

The Bank continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 12.53% and a Tier 1 leverage ratio of 9.11% at March 31, 2012. To be considered “well capitalized” a bank has to have a total risk-based capital ratio of 10%.

The Company recently completed a capital plan that outlined the Company’s various strategies for maintaining and increasing the Bank’s capital.

At March 31, 2012, the Bank had available total and contingent liquidity of over $500 million, including over $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and more than $80 million from cash and short-term investments. At March 31, 2012, the Bank had no outstanding borrowings.

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	March 31,	December 31,	March 31,
(Dollars in thousands)	2012	2011	2011

Shareholders’ equity	$78,807	$91,567	$106,944
Goodwill	25,572	25,572	25,572
Other intangible assets, net	415	456	615

Tangible shareholders’ equity	$52,820	$65,539	$80,757

Total assets	$859,198	$862,330	$859,263
Goodwill	25,572	25,572	25,572
Other intangible assets, net	415	456	615

Tangible assets	$833,211	$836,302	$833,076

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $859 million, it is the parent company of the 88 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers, with a new branch scheduled to open in the rapidly growing metropolitan area of Gresham, Oregon in the summer of 2012.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions we have entered into with the OCC as successor to the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2012	December 31, 2011	March 31, 2011
ASSETS

Cash (including interest-earning accounts of $33,437, $23,146	$46,393	$36,313	$51,752
and $37,349)
Certificate of deposits	41,473	42,718	14,900
Loans held for sale	480	659	173
Investment securities held to maturity, at amortized cost	493	493	506
Investment securities available for sale, at fair value	6,314	6,337	6,320
Mortgage-backed securities held to maturity, at amortized	171	177	190
Mortgage-backed securities available for sale, at fair value	974	1,146	1,777
Loans receivable (net of allowance for loan losses of $18,584, $15,926
and $14,968)	668,088	678,626	672,609
Real estate owned	18,731	20,667	27,590
Prepaid expenses and other assets	6,362	6,087	5,887
Accrued interest receivable	2,158	2,378	2,523
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	17,068	16,351	16,100
Deferred income taxes, net	603	594	9,447
Mortgage servicing rights, net	278	299	396
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	137	157	219
Bank owned life insurance	16,553	16,406	15,952

TOTAL ASSETS	$859,198	$862,330	$859,263

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$744,455	$735,046	$716,530
Accrued expenses and other liabilities	9,398	9,574	9,396
Advance payments by borrowers for taxes and insurance	800	409	680
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,513	2,531	2,567
Total liabilities	779,847	770,241	751,854

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2012 – 22,471,890 issued and outstanding;	225	225	225
December 31, 2011 - 22,471,890 issued and outstanding;
March 31, 2011 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,610	65,621	65,639
Retained earnings	14,736	27,493	43,193
Unearned shares issued to employee stock ownership trust	(593)	(619)	(696)
Accumulated other comprehensive loss	(1,171)	(1,153)	(1,417)
Total shareholders’ equity	78,807	91,567	106,944

Noncontrolling interest	544	522	465
Total equity	79,351	92,089	107,409

TOTAL LIABILITIES AND EQUITY	$859,198	$862,330	$859,263

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2012	Dec. 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
INTEREST INCOME:
Interest and fees on loans receivable	$9,130	$9,669	$10,239	$38,894	$42,697
Interest on investment securities-taxable	36	28	49	145	164
Interest on investment securities-non taxable	7	11	12	42	55
Interest on mortgage-backed securities	10	12	18	51	88
Other interest and dividends	127	109	70	400	210
Total interest income	9,310	9,829	10,388	39,532	43,214

INTEREST EXPENSE:
Interest on deposits	908	1,061	1,337	4,357	6,569
Interest on borrowings	387	381	364	1,508	1,483
Total interest expense	1,295	1,442	1,701	5,865	8,052
Net interest income	8,015	8,387	8,687	33,667	35,162
Less provision for loan losses	14,300	8,100	500	26,150	5,075

Net interest income (loss) after provision for loan losses	(6,285)	287	8,187	7,517	30,087

NON-INTEREST INCOME:
Fees and service charges	914	962	916	3,996	4,047
Asset management fees	604	568	546	2,367	2,079
Gain on sale of loans held for sale	87	29	54	160	393
Bank owned life insurance income	146	151	150	601	601
Other	(190)	(180)	73	(297)	769
Total non-interest income	1,561	1,530	1,739	6,827	7,889

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,850	4,014	4,601	15,889	16,716
Occupancy and depreciation	1,253	1,211	1,180	4,793	4,677
Data processing	285	306	293	1,421	1,067
Amortization of core deposit intangible	20	20	24	82	96
Advertising and marketing expense	184	286	172	998	749
FDIC insurance premium	288	289	400	1,136	1,640
State and local taxes	139	150	136	549	638
Telecommunications	110	109	111	434	428
Professional fees	283	334	352	1,254	1,310
Real estate owned expenses	1,130	2,781	634	5,097	1,817
Other	687	692	663	2,770	2,358
Total non-interest expense	8,229	10,192	8,566	34,423	31,496

INCOME (LOSS) BEFORE INCOME TAXES	(12,953)	(8,375)	1,360	(20,079)	6,480
PROVISION (BENEFIT) FOR INCOME TAXES	(196)	8,220	506	8,378	2,165
NET INCOME (LOSS)	$(12,757)	$(16,595)	$854	$(28,457)	$4,315

Earnings (loss) per common share:
Basic	$(0.57)	$(0.74)	$0.04	$(1.28)	$0.24
Diluted	$(0.57)	$(0.74)	$0.04	$(1.28)	$0.24
Weighted average number of shares outstanding:
Basic	22,327,171	22,321,011	22,302,538	22,317,933	18,341,191
Diluted	22,327,171	22,321,011	22,302,538	22,317,933	18,341,308

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2012	Dec. 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
AVERAGE BALANCES
Average interest–earning assets	$788,509	$790,922	$748,907	$777,869	$758,847
Average interest-bearing liabilities	652,607	651,368	639,503	645,369	649,342
Net average earning assets	135,902	139,554	109,404	132,500	109,505
Average loans	695,994	694,205	685,507	694,387	703,861
Average deposits	741,320	742,899	705,456	731,089	708,169
Average equity	91,207	109,301	108,114	104,878	100,643
Average tangible equity	65,192	83,238	81,896	78,788	74,337

ASSET QUALITY	March 31, 2012	Dec. 31, 2011	March 31, 2011

Non-performing loans	45,033	32,037	12,323
Non-performing loans to total loans	6.56%	4.61%	1.79%
Real estate/repossessed assets owned	18,731	20,667	27,590
Non-performing assets	63,764	52,704	39,913
Non-performing assets to total assets	7.42%	6.11%	4.65%
Net loan charge-offs in the quarter	11,642	6,846	2,995
Net charge-offs in the quarter/average net loans	6.73%	3.91%	1.77%

Allowance for loan losses	18,584	15,926	14,968
Average interest-earning assets to average
interest-bearing liabilities	120.82%	121.42%	117.11%
Allowance for loan losses to
non-performing loans	41.27%	49.71%	121.46%
Allowance for loan losses to total loans	2.71%	2.29%	2.18%
Shareholders’ equity to assets	9.17%	10.62%	12.45%

CAPITAL RATIOS
Total capital (to risk weighted assets)	12.53%	13.14%	14.61%
Tier 1 capital (to risk weighted assets)	11.26%	11.89%	13.35%
Tier 1 capital (to leverage assets)	9.11%	9.74%	11.24%
Tangible common equity (to tangible assets)	6.34%	7.84%	9.69%

DEPOSIT MIX	March 31, 2012	Dec. 31, 2011	March 31, 2011

Interest checking	$106,904	$96,757	$77,399
Regular savings	45,741	42,453	37,231
Money market deposit accounts	244,919	235,902	236,321
Non-interest checking	116,882	116,854	102,429
Certificates of deposit	230,009	243,080	263,150
Total deposits	$744,455	$735,046	$716,530

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2012	(Dollars in thousands)
Commercial	$ 87,238	$ -	$ -	$ 87,238
Commercial construction	-	-	13,496	13,496
Office buildings	-	96,404	-	96,404
Warehouse/industrial	-	48,605	-	48,605
Retail/shopping centers/strip malls	-	80,595	-	80,595
Assisted living facilities	-	35,866	-	35,866
Single purpose facilities	-	93,473	-	93,473
Land	-	38,888	-	38,888
Multi-family	-	42,795	-	42,795
One-to-four family	-	-	12,295	12,295
Total	$ 87,238	$ 436,626	$ 25,791	$ 549,655

March 31, 2011	(Dollars in thousands)
Commercial	$ 85,511	$ -	$ -	$ 85,511
Commercial construction	-	-	8,608	8,608
Office buildings	-	95,529	-	95,529
Warehouse/industrial	-	49,627	-	49,627
Retail/shopping centers/strip malls	-	85,719	-	85,719
Assisted living facilities	-	35,162	-	35,162
Single purpose facilities	-	98,651	-	98,651
Land	-	55,258	-	55,258
Multi-family	-	42,009	-	42,009
One-to-four family	-	-	18,777	18,777
Total	$ 85,511	$ 461,955	$ 27,385	$ 574,851

LOAN MIX	March 31, 2012	Dec. 31, 2011	March 31, 2011
Commercial and construction
Commercial	$ 87,238	$ 86,759	$ 85,511
Other real estate mortgage	436,626	448,288	461,955
Real estate construction	25,791	27,544	27,385
Total commercial and construction	549,655	562,591	574,851
Consumer
Real estate one-to-four family	134,975	129,780	110,437
Other installment	2,042	2,181	2,289
Total consumer	137,017	131,961	112,726

Total loans	686,672	694,552	687,577

Less:
Allowance for loan losses	18,584	15,926	14,968
Loans receivable, net	$ 668,088	$ 678,626	$ 672,609

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2012	(Dollars in thousands)
Non-performing assets

Commercial	$ 194	$ 746	$ 2,990	$ -	$ -	$ 3,930
Commercial real estate	2,737	-	9,735	-	2,348	14,820
Land	-	1,902	6,383	-	4,700	12,985
Multi-family	627	1,000	-	-	-	1,627
Commercial construction	-	-	-	-	-	-
One-to-four family construction	1,246	6,117	393	-	-	7,756
Real estate one-to-four family	678	189	3,048	-	-	3,915
Consumer	-	-	-	-	-	-
Total non-performing loans	5,482	9,954	22,549	-	7,048	45,033

REO	2,477	5,863	6,825	3,566	-	18,731

Total non-performing assets	$ 7,959	$ 15,817	$ 29,374	$ 3,566	$ 7,048	$ 63,764

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2012	(Dollars in thousands)
Land and spec construction loans

Land development loans	$ 6,044	$ 3,672	$ 24,472	$ -	$ 4,700	$ 38,888
Spec construction loans	1,246	6,117	3,006	392	-	10,761

Total land and spec construction	$ 7,290	$ 9,789	$ 27,478	$ 392	$ 4,700	$ 49,649

RVSB Fourth Quarter Fiscal 2012 Results
May 7, 2012

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2012	Dec. 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011

Efficiency ratio (4)	85.93%	102.77%	82.16%	85.01%	73.16%
Coverage ratio (6)	97.40%	82.29%	101.41%	97.80%	111.64%
Return on average assets (1)	-5.92%	-7.42%	0.41%	-3.27%	0.51%
Return on average equity (1)	-56.25%	-60.24%	3.20%	-27.13%	4.29%

NET INTEREST SPREAD
Yield on loans	5.32%	5.53%	6.06%	5.60%	6.07%
Yield on investment securities	2.36%	2.66%	3.12%	2.63%	2.96%
Total yield on interest earning assets	4.79%	4.93%	5.63%	5.08%	5.70%

Cost of interest bearing deposits	0.59%	0.67%	0.88%	0.70%	1.06%
Cost of FHLB advances and other borrowings	6.23%	5.99%	5.83%	5.97%	4.59%
Total cost of interest bearing liabilities	0.80%	0.88%	1.08%	0.91%	1.24%

Spread (7)	3.99%	4.05%	4.55%	4.17%	4.46%
Net interest margin	4.12%	4.21%	4.71%	4.33%	4.64%

PER SHARE DATA
Basic earnings per share (2)	$(0.57)	$(0.74)	$0.04	$(1.28)	$0.24
Diluted earnings per share (3)	(0.57)	(0.74)	0.04	(1.28)	0.24
Book value per share (5)	3.51	4.07	4.76	3.51	4.76
Tangible book value per share (5)	2.35	2.92	3.59	2.35	3.59
Market price per share:
High for the period	$2.46	$2.50	$3.21	$3.18	$3.81
Low for the period	2.03	2.11	2.69	2.03	1.73
Close for period end	2.26	2.37	3.04	2.26	3.04
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,327,171	22,321,011	22,302,538	22,317,933	18,341,191
Diluted (3)	22,327,171	22,321,011	22,302,538	22,317,933	18,341,308

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.